Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Joe Wilkinson	Patrick Smith
Deltek, Inc.	Deltek, Inc.
703.885.9423	703.885.9062
joewilkinson@deltek.com	patricksmith@deltek.com

Deltek Completes Tender Offer for Acquisition of Maconomy

Combined company has a global geographic reach, delivers world-class software solutions for all major professional services segments, and is the undisputed market leader offering enterprise applications to project-focused businesses around the globe

HERNDON, Va. – July 06, 2010 – Deltek, Inc. (Nasdaq: PROJ), the leading provider of enterprise applications software and solutions for project-focused businesses, today announced that it has successfully completed its tender offer to acquire the European ERP provider Maconomy A/S (Nasdaq OMX: MACO). As a result, Deltek is acquiring approximately 94% of Maconomy’s outstanding shares in connection with the tender offer. An all cash payment for shares that were tendered will be made promptly in accordance with the terms of the tender offer at the offer price of DKK 20.50 per share, or approximately $3.40 per share. Deltek expects to initiate a mandatory redemption under Danish law to acquire the remaining outstanding shares in the coming weeks.

Deltek and Maconomy are an excellent strategic fit, and the combination pairs two best-in-class companies that are leaders in their respective markets. The combined company has unmatched domain expertise in the professional services market with close to 13,000 customers worldwide. The new organization has immense geographic reach across the world and serves all major segments within the professional services vertical market, including architecture & engineering, advertising, public relations, accounting, management and IT consulting, and legal. The combined organization has a prominent market position and has an unmatched list of project-based customers, including:

•	80% of the Engineering News Record Top 500 Design Firms

•	Approximately 80% of the 2009 ZweigWhite Top 200 fastest-growing Architecture, Engineering and Environmental consulting firms

•	Four of the five largest Global Accounting and Consulting firms

•	The world’s three largest Marketing Communications Networks

•	Approximately 90% of the Top 100 U.S. Federal Contractors

“We are thrilled to be part of Deltek,” said Hugo Dorph, CEO of Maconomy. “Deltek and Maconomy are a great synergistic fit, and for years we have both been focused on improving business performance for project-focused organizations around the world with specialized solutions and technology. Now, Maconomy is aligned with an organization that can accelerate our growth objectives and introduce our innovative solutions to more customers. I look forward to working with the entire Deltek team as we work together as one organization to deliver world-class solutions to leading professional services firms around the globe.”

“On behalf of the entire Deltek organization, I want to welcome the Maconomy customers and employees into the Deltek family,” said Kevin Parker, President and CEO of Deltek. “Acquiring Maconomy is a game-changing move for our organization in many ways. It greatly extends our reach into Europe, broadens our portfolio of solutions to additional professional services segments, and adds new cutting-edge resource management capabilities that are applicable across the entire Deltek customer base – including government contracting. With more than 45 years of combined research and development in our software solutions and decades of knowledge obtained from powering the world’s most dynamic professional services firms, our new organization stands alone in the marketplace as the true global enterprise applications leader serving project-focused businesses.”

About Deltek

Deltek® (Nasdaq: PROJ) is the leading provider of enterprise applications software and solutions designed specifically for project-focused businesses. For more than two decades, our software applications have enabled organizations to automate mission-critical business processes around the engagement, execution and delivery of projects. More than 12,000 customers worldwide rely on Deltek to measure business results, optimize performance, streamline operations and win new business. Visit www.deltek.com.

Deltek also offers govWin, the industry’s only online community dedicated to solving common business problems for government contractors. The govWin network delivers unique and specialized content, offers innovative matching capabilities to establish and manage teaming opportunities, and provides applications to identify, pursue, and win government contracts. Over 10,000 registered members, prime contractors, and small businesses are part of the govWin community. For more information, visit www.govwin.com.

Forward-Looking Statements

This announcement contains “forward-looking statements” with respect to Deltek’s plans and its current goals and expectations relating to its future financial condition, performance and results and other similar matters. Forward-looking statements may be identified by words such as “believe,” “belief,” “expect,” “intend,” “may,” “plan,” “should,” “would” or other similar words. By their nature, forward-looking statements involve substantial risk and uncertainties because they relate to future events and circumstances which Deltek is not able to accurately predict or which are beyond the control of Deltek, including amongst other things, domestic and global economic business conditions, market-related risks such as fluctuations in interest rates and exchange rates, the policies and actions of regulatory authorities, the impact of competition, inflation, deflation, the timing impact and other uncertainties of future acquisitions or combinations within relevant industries, as well as the impact of tax and other legislation and other regulations in the jurisdictions in which Deltek or its respective affiliates operate. As a result, the actual future financial condition, performance and results of Deltek may differ materially from the plans, goals and expectations set forth in any forward-looking statements. Any forward-looking statement made by Deltek speaks only as of the date of the statement.

Deltek undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, save in respect of any requirement under applicable laws, rules or regulations.